FOR IMMEDIATE RELEASE – November 12, 2014	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Third Quarter 2014 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the third quarter of 2014 today.

The Company recorded quarterly net income for the third quarter of 2014 of $228,000 compared to net income of $155,000 for the third quarter of 2013, an increase of $73,000. Net income available to common shareholders for the third quarter of 2014 was $169,000 compared to net income available to common shareholders of $96,000 for the third quarter of 2013, an increase of $73,000. Diluted income per common share increased $0.03 to $0.08 for the third quarter of 2014 compared to diluted net income per common share of $0.05 in the third quarter of 2013.

The Company recorded net income for the nine months ended September 30, 2014 of $1,013,000 compared to net income of $158,000 for the same period of 2013, an increase of $855,000. Net income available to common shareholders for the nine months ended September 30, 2014 was $836,000 compared to a net loss available to common shareholders of $19,000 for the same period of 2013, an increase of $855,000. Diluted income per common share increased $0.42 to $0.41 for the nine months ended September 30, 2014 compared to diluted loss per common share of $0.01 in the same period of 2013.

James H. Sills, III, President and CEO of the Company, commented, "During the third quarter, the Company continued to focus on improving its operating efficiency. From our various initiatives to become more efficient, we reduced our noninterest expense from $8.6 million during the nine-month period of 2013 to $8.4 million or 2.25% during the nine months ended September 30, 2014. In addition, the Bank was notified that it had once again qualified for a Bank Enterprise Award for its commitment to serving economically distressed communities; the award totaled $355,000. We are thankful for the support of our customers, shareholders, associates and Board of Directors as we continue to improve the earnings of our Bank."

The Company produced net interest income of $2.7 million during the three months ended September 30, 2014, which was relatively flat with the $2.7 million generated for the same period of 2013. Interest income decreased $43,000 or approximately 1.50% to $2.8 million for the three months ended September 30, 2014 as compared to the same period of the prior year. Interest expense decreased slightly to $156,000 for the three months ended September 30, 2014 compared to $190,000 for the same period in 2013.

The Company produced net interest income of $7.9 million during the nine months ended September 30, 2014, which was $278,000 higher than the $7.7 million generated for the same time of 2013. The increase was primarily caused by higher interest income, which increased $218,000 or approximately 2.65% to $8.4 million for the nine months ended September 30, 2014 as compared to the same period of the prior year. Interest expense decreased slightly to $495,000 for the nine months ended September 30, 2014 compared to $555,000 for the same period in 2013.

Noninterest income increased $331,000 or approximately 80.34% to $743,000 during the quarter ended September 30, 2014 as compared to the same period of 2013. The increase was associated with the recognition of a $355,000 Bank Enterprise Award, which awarded by the U.S. Treasury in recognition of the Bank’s dedication to financing and supporting community and economic development activities in economically distressed areas. No such income was recognized during the comparable period of 2013.

Noninterest income increased $875,000 or approximately 70.91% to $2.1 million during the nine months ended September 30, 2014 as compared to the same period of 2013. The majority of the increase was associated with the gains on sales of repossessed assets, which generated gains of $515,000, and the recognition of a $355,000 Bank Enterprise Award compared to none during the same period of 2013.

Noninterest expense increased $175,000 or approximately 6.28% to $3.0 million for the quarter ended September 30, 2014 compared to $2.8 million for the same period of 2013, primarily driven by increases information technology, net OREO expenses, salaries and employee benefits, and other miscellaneous expenses.

Noninterest expense decreased $193,000 or approximately 2.25% to $8.4 million for the nine months ended September 30, 2014 compared to $8.6 million for the same period of 2013 primarily driven by reductions in salaries and benefits, professional fees, directors fees, marketing, net OREO expenses and occupancy expenses.

Total assets as of September 30, 2014 were $289.2 million, down approximately 4.07% or $12.3 million from $301.5 million as of December 31, 2013. During the nine months ended September 30, 2014, loans decreased to $185.2 million, down approximately 2.27% or $4.3 million from $189.5 million as of December 31, 2013. Cash and cash equivalents decreased by $11.4 million to $17.2 million as of September 30, 2014. The decrease was primarily attributable to a Certificates of Deposit Account Registry Services (“CDARS”) account, which withdrew $12.5 million at quarter-end, but did not redeposit the funds until early October, 2014. Available-for-sale investment securities increased 7.58% or $5.0 million to 70.9 million at September 30, 2014.

The allowance for loan losses was $3.5 million as of September 30, 2014 and December 31, 2013, which represented 1.87% and 1.84%, respectively, of total loans outstanding. Other real estate owned and other repossessed assets totaled $2.6 million and $3.6 million at September 30, 2014 and December 31, 2013, respectively. The decrease has been driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of September 30, 2014 were $252.0 million, down 5.02% or $13.3 million from $265.4 million as of December 31, 2013. Decreases in deposits, primarily a large balance CDARS, drove the decrease as interest-bearing deposits decreased $8.9 million or 4.18% from December 31, 2013 to September 30, 2014. Other liabilities, which decreased $357 thousand from December 31, 2013 to $4.2 million at September 30, 2014, also contributed to the overall decrease in total liabilities.

Total stockholders' equity as of September 30, 2014 was $37.2 million as compared to total stockholders' equity as of December 31, 2013 of $36.1 million. Accumulated other comprehensive loss income decreased from $1.4 million at December 31, 2013 to $1.2 million as of September 30, 2014, driven by an increase in the market value of the Company's available-for-sale investment securities and pension plans during the period. Net income of $1.0 million offset by $177,000 preferred dividends and accretion also contributed to the overall increase in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.